Exhibit 21.1


                             CFC International, Inc.

                                  SUBSIDIARIES



o        CFC Management, Inc.

o        CFC International, Ltd. (U.K.)

o        CFC Northern Bank Note Company, LLC

o        CFC Europe GmbH

o        CFC Oeser GmbH

o        CFC Oeser France SARL